SunTrust Equitable Securities Corporation
303 Peachtree Street, N.E., 23rd Floor, Center Code 3913
Atlanta, Georgia  30308
Member NASD and SIPC
--------------------------------------------------------------------------------
SunTrust
   Equitable
   Securities


                                                                 August 31, 1999

                    Confirmation of Share Option Transaction
                    ----------------------------------------
                                 (Equity Collar)

 THIS LETTER AGREEMENT SHOULD BE REVIEWED, EXECUTED BY AN AUTHORIZED PERSON(S),
               AND RETURNED IMMEDIATELY VIA FAX TO 404-658-4835.
          (Please direct any questions to Fred Woolf at 404-658-4847.)

J. Stewart Bryan, III
Media General, Inc.
333 East Franklin Street
Richmond, Virginia  23219
Ph # :   804-649-6700
Fax#:    804-649-6400

REF:

Dear Mr. Bryan:

The purpose of this letter agreement is to confirm the terms and conditions of the above-referenced transaction entered into between SunTrust Bank, Atlanta ("SunTrust" or "us" or "Party A") and The David Tennant Bryan Revocable
Declaration of Trust ("Counterparty" or "you" or "Party B") on the Trade Date listed below (the "Transaction"). This letter constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1991 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions, and together with the Swap Definitions, the "Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA," formerly known as the International Swap Dealers Association, Inc.), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to the ISDA Master Agreement dated as of the 13th day of July, 1999 (the "Swap Agreement"), as amended and supplemented from time to time, between you and SunTrust. All provisions contained or incorporated by reference in the Swap Agreement shall govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Party A:                   SunTrust

Party B:                   Counterparty

Type of Transaction:       Equity Collar Transaction (Share Option Transaction)

Option Style:              European

Trade Date:                August 30, 1999

Valuation Date:            Expiration Date

Valuation Time:            At the close of trading on the Exchange.

Averaging Date:            Each  of  the  ten  (10)   Exchange   Business   Days
                           immediately  prior  to and  including  the  Valuation
                           Date, subject to adjustment in accordance with the Market Disruption Event provision.

Averaging Date
Market Disruption:         Modified Postponement

Expiration Date:           March  6,  2003  or  as   adjusted   per  the  Equity
                           Definitions.

Automatic Exercise:        Applicable

Shares: The Class A common shares of stock issued, $5 par value, by Media General, Inc.

Number of Shares:          220,000

Exchange:                  American Stock Exchange

Exchange Business  Day:    Any  day  that is (or,  but for the  occurrence  of a
                           Market Disruption Event, would have been) a trading day on the Exchange other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time.

Related Exchange:          Any exchange on which futures and option contracts on
                           the Shares are traded.


Party A Payment:
----------------

Payment Date:              Third   Clearance   System  Business  Day  after  the
                           Valuation Date.

Final Price:               The  arithmetic   mean  of  the  official   published
                           Exchange   closing  prices  for  the  Shares  on  the
                           Averaging Dates.

Reference Price:           United States Dollars 34.5940

Amount Payable by Party A: The following amount, if positive:

                           (Reference Price - Final Price) multiplied by Number of Shares

                           If the amount so calculated is negative, the Amount Payable by Party A to Party B shall be zero.


Party B Payment:
----------------

Payment Date:              Third   Clearance   System  Business  Day  after  the
                           Valuation Date.

Final Price:               The  arithmetic   mean  of  the  official   published
                           Exchange   closing  prices  for  the  Shares  on  the
                           Averaging Dates.

Reference Price:           United States Dollars 74.6242

Amount Payable by Party B: The following amount, if positive:

                           (Final Price - Reference Price) multiplied by Number of Shares

                           If the amount so calculated is negative, the Amount Payable by Party B to Party A shall be zero.

Settlement:

Cash Settlement:           Applicable

Settlement Currency:       United States Dollars

Method of Adjustment:      Calculation Agent Adjustment

Additional Adjustment:     If the  Issuer of the  Shares  declares  (i) any cash
                           dividend greater than 0.15 per share, or (ii) any extraordinary cash dividend, meaning (as determined by the Calculation Agent) any other "special" cash dividend on such Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the Issuer (each (i) and (ii) above defined "Declared
                           Dividends") to shareholders of record during the term of this Transaction, the Calculation Agent will adjust the Reference Price on the Ex-Dividend Date in an amount equal to the Forward Value of the Dividend
                           Increase.

                           "Dividend Increase" means an amount equal to the excess of the Declared Dividend over $0.15 per share.

                           "Ex-Dividend Date" means the Ex-Date as published on the applicable Bloomberg screen.

                           "Forward Value of the Dividend Increase" means an amount equal to the Dividend Increase invested and rolled at the prevailing three-month USD-LIBOR-BBA rate up to the Expiration Date.

                           "USD-LIBOR-BBA"  means  USD-LIBOR-BBA  as  defined in
                           Section 7.1(s)(ii) of the 1991 Definitions.

                           "Reset Date" means the Ex-Dividend Date for the Declared Dividend and every three months thereafter up to the Expiration Date.


Extraordinary Events:
---------------------

Consequences of Merger Event:

         (a) Share-for-Share:                   Alternative Obligation

         (b) Share-for-Other:                   Cancellation and Payment

         (c) Share-for-Combined:                Cancellation and Payment

         (d) Nationalization or Insolvency:     Cancellation and Payment


Other Provisions:
-----------------

         Calculation Agent:                     SunTrust

         Governing law:                         The  laws  of the  State  of New
                                                York   (without   reference   to
                                                choice of law doctrine)

         Credit                                 Support  Documents:   Intangible
                                                Personal    Property    Security
                                                Agreement  executed by The David
                                                Tennant     Bryan      Revocable
                                                Declaration of Trust in favor of
                                                SunTrust  dated as of August 27,
                                                1999,    granting   SunTrust   a
                                                security   interest  in  220,000
                                                Shares.

         Collateral:                            Notwithstanding  the  provisions
                                                of any other  agreement  between
                                                the parties, SunTrust's security
                                                for   your    obligations   with
                                                respect   to   the   Transaction
                                                described  in this  Confirmation
                                                shall be  solely  the  Shares to
                                                which this Confirmation applies,
                                                and,  subject  only to the  lien
                                                granted to Crestar  Bank in such
                                                Shares  pursuant  to the  Pledge
                                                Agreement,  you grant SunTrust a
                                                first priority lien,  charge and
                                                security interest in such Shares
                                                for the purpose of securing  its
                                                obligations      under      this
                                                Confirmation.  To the extent the
                                                terms  and  provisions  of  this
                                                Confirmation or its related Swap
                                                Agreement are inconsistent  with
                                                any other  agreement,  the terms
                                                and     provisions    of    this
                                                Confirmation   and  the  related
                                                Swap Agreement shall govern.


Account Details:
----------------

Payments to SunTrust:
SunTrust Bank, Atlanta
ABA# 061000104
FBO:  Bond Wire Clearing
Account#: 9088-0000-95
Attn: Financial Risk Management, Operations

All payments to be made to Party B pursuant to the Transaction shall be paid directly to the Bank at its main offices at 919 East Main Street, Richmond, Virginia 23219, or at such other location as the Bank may from time to time indicate to Party A in writing. Such payments shall be made free and clear of any liens, encumbrances, claims and rights of set-off Party A may have against such payments.


Miscellaneous:
--------------

Loan Agreement. "Loan Agreement" shall mean the "Credit Agreement" dated as of July 14, 1999, in an aggregate principal amount of Fifty Million Dollars ($50,000,000.00) between J. Stewart Bryan, III, Mary Tennant Bryan Perkins, and Florence Bryan Fowlkes, in their capacities as co-executors of the Estate of David Tennant Bryan and trustees of certain trusts created by David Tennant Bryan, and Crestar Bank, as such Loan Agreement may be amended, supplemented, otherwise modified, replaced, or substituted.

Security Interest of Crestar Bank. Party A hereby acknowledges and consents (as provided in Section 7 of the Master Agreement) to the security interest granted to Crestar Bank (including its successors and assigns, the "Bank") by Party B in Party B's rights in the Transaction as collateral security for Party B's obligations to the Bank pursuant to the Loan Agreement, all as more specifically described in a Pledge Agreement from Party B to the Bank dated as of August 27, 1999 (as the same may from time to time be amended, the "Pledge Agreement", and collectively with the Loan Agreement, the "Bank Documents"). Party A and Party B hereby acknowledge and agree that the rights and powers granted to the Bank herein have been granted in order to perfect and protect the Bank's security interest in Party B's rights in the Transaction, are powers coupled with an interest and will not be affected by the lapse of time or the maturity of the Transaction. Party A and Party B further acknowledge and agree that, until the security interest of the Bank in the Transaction has been terminated and the Bank has notified Party A of such termination in writing, the following shall be applicable to the Transaction notwithstanding any provision in the Master Agreement, the Schedule thereto or this Confirmation to the contrary:


1. Additional Termination Event. The occurrence of an Event of Default under either of the Bank Documents which has resulted in the amounts payable by Party B under the Loan Agreement to be due and payable, shall constitute an Additional Termination Event pursuant to Section 5(b)(v) of the Master Agreement. The Bank shall be the sole person having a right to terminate the Transaction and designate an Early Termination Date therefor as a result of such Additional Termination Event. Such right is for the sole benefit and protection of the Bank, and the Bank shall not have any obligation to give prompt notice of any such Additional Termination Event to Party A or Party B unless and until it gives notice of and designates an Early Termination Date pursuant to Section 6(b)(iv) of the Master Agreement. In the case of any such Additional Termination Event, Party B shall be the Affected Party.

2. Control. Party A shall comply only with entitlement orders originated by the Bank with respect to the Transaction without further consent by Party B. For purposes of this Confirmation, an "entitlement order" means a notification communicated to Party A directing transfer of Party B's rights in the Transaction or early termination of the Transaction. Party A will not agree with any third party (other than the Bank) that Party A will comply with entitlement orders concerning the Transaction originated by such third party without the prior written consent of the Bank.

3. Statements, Confirmations and Notices of Adverse Claims. Party A will send copies of all statements, confirmations and other correspondence concerning the Transaction simultaneously to each of Party B and the Bank. Notices to the Bank shall be delivered to the Bank at its main offices at 919 East Main Street, Richmond, Virginia 23219, or at such other location as the Bank may from time to time indicate to Party A in writing. If any person asserts any lien, encumbrance or adverse claim against the Transaction, Party A will promptly notify the Bank and Party B.

4. Responsibility of Party A. Party A shall have no responsibility or liability to Party B for complying with entitlement orders concerning the Transaction originated by the Bank or for complying with an Early Termination as a result of an Additional Termination Event. Party A shall have no duty to investigate or make any determination as to whether a default exists under the Bank Documents and shall comply with the Bank's entitlement orders even if it believes that no such default exists.

5. Termination by Party A. Party A agrees that it will not take any action to bring about an Early Termination of the Transaction unless it gives five (5) Business Days advance written notice to the Bank.

6. Amendments. No amendment or modification of the Transaction (including any provision of the Master Agreement, the Schedule thereto or this Confirmation) or waiver of any right of Party B or the Bank shall be binding unless it is in writing and is signed by the Bank.

7. Subordination by Party A. Party A agrees that the security interests of Party A in any of the collateral described in the Bank Documents shall be subject and subordinate to the prior security interest of the Bank therein.




          By signing below, you also acknowledge and agree that we have explained to you the risks involved in this Transaction, which risks include but are not limited to the following:

o Market Risk: The risk that the Transaction may increase or decrease in value with a change in, among other things, stock prices and interest rates which could result in unlimited loss; and

o Liquidity Risk: The risk that the Transaction cannot be closed out or disposed of quickly at or near its value.

          You further acknowledge and agree that you understand these risks and the Transaction as a whole, that you are capable of managing the risks associated with this Transaction, that the risks involved in this Transaction are consistent with your financial goals, policies and procedures, and risk tolerance, and that you have determined that this Transaction is appropriate for you.

          By signing this Confirmation, you acknowledge that you have received and understand the SunTrust Bank, Atlanta "Terms of Dealing for OTC Risk Management Transactions," the "Risk Disclosure Statement for OTC Risk Management Transactions," and the "Accredited Investor Certification" (each attached hereto and incorporated by reference into this Confirmation).

         Please confirm that the foregoing correctly sets forth the terms of our agreement by signing this copy of this Confirmation (on the following page) and immediately returning it to SunTrust Equitable Securities Corporation via fax at the number indicated on Page 1.

Very truly yours, Accepted and Confirmed as of the date first written:

SUNTRUST BANK, ATLANTA              THE DAVID TENNANT BRYAN REVOCABLE
                                                     DECLARATION OF TRUST


By:                                         By:
   --------------------------                  ---------------------------------
Name:                                          J. Stewart Bryan, III
Title:                                         as Trustee of The David Tennant
                                               Bryan Revocable Declaration of
                                               Trust



By:                                         By:
   --------------------------                  ---------------------------------
Name:                                          Mary Tennant Bryan Perkins
Title:                                         as Trustee of The David Tennant
                                               Bryan Revocable Declaration of
                                               Trust


                                            By:
                                               ---------------------------------
                                               Florence Bryan Fowlkes
                                               as Trustee of The David Tennant
                                               Bryan Revocable Declaration of
                                               Trust

                       SUNTRUST BANK, ATLANTA ("SUNTRUST")
              TERMS OF DEALING FOR OTC RISK MANAGEMENT TRANSACTIONS


In connection with the negotiation, entry into, and performance from time to time of over-the-counter ("OTC") risk management transactions, please be advised that:

SunTrust acts as principal only and does not act as advisor, agent, broker, or fiduciary for or with respect to any counterparty (unless otherwise expressly agreed in a written engagement letter).

SunTrust expects that its counterparties have the authority and capacity to enter into and perform their obligations under their OTC risk management transactions with SunTrust, and SunTrust relies on the express and implied representations of its counterparties with respect thereto.

SunTrust  expects  that  its  counterparties   possess  adequate  knowledge  and
experience to assess independently, or with the assistance of their own advisors, the merits and risks of each OTC risk management transaction that the counterparty may from time to time enter into, amend, or terminate.

SunTrust endeavors to maintain the confidentiality of all confidential counterparty information and expects its counterparties to do the same. Unless a counterparty gives SunTrust written notice to the contrary, each counterparty authorizes SunTrust and all SunTrust affiliates, including SunTrust Equitable Securities Corporation (STES), to share with each other confidential information concerning a counterparty and/or its accounts for marketing or other purposes from time to time. Any trade ideas, term sheets, and other similar documents sent to counterparties by SunTrust are not to be shared with others.

SunTrust may pay fees, commissions, and other amounts to agents, brokers, and/or other third parties in connection with OTC risk management transactions entered into with counterparties. SunTrust considers the amount of such fees, commissions, and other amounts to be confidential and does not disclose the same to its counterparties.

SunTrust may from time to time receive orders for similar or identical transactions, and SunTrust makes no representation with respect to execution priorities.

STES's Authorized Officers have the authority to bind SunTrust in connection with OTC risk management transactions. A current list of Authorized Officers may be obtained from STES upon request.

OTC risk management obligations of SunTrust are not FDIC insured.

                       SUNTRUST BANK, ATLANTA ("SUNTRUST")
         RISK DISCLOSURE STATEMENT FOR OTC RISK MANAGEMENT TRANSACTIONS


Over-the-counter ("OTC") risk management transactions, like other financial transactions, involve a variety of significant potential risks. OTC risk management transactions generally include options, forwards, swaps, swaptions, caps, floors, collars, combination and variations of such instruments, and other executory contractual arrangements, and may involve interest rates, currencies, securities, commodities, equities, credit, indices, and other underlying interests.

Before entering into any OTC risk management transaction, you should carefully consider whether the transaction is appropriate for you in light of your experience, objectives, financial and operational resources, and other relevant circumstances. You should also ensure that you fully understand the nature of the transaction and contractual relationship into which you are entering and the nature and extent of your exposure to risk of loss, which may significantly exceed the amount of any initial payment or investment by you.

The specific risks presented by a particular OTC risk management transaction necessarily depend upon the character of the specific transaction and your circumstances. In general, however, all OTC risk management transactions involve the risk of adverse or unanticipated market developments, risk of illiquidity and credit risk, and may involve other material risks. Equity risk management transactions may increase or decrease in value with a change in, among other things, stock prices and interest rates which could result in unlimited loss. In addition, you may be subject to internal operational risks in the event that appropriate internal systems and controls are not in place to monitor the various risks and funding requirements to which you are subject by virtue of your activities in the OTC risk management and related markets. OTC risk management transactions frequently are tailored to permit parties to customize transactions to accomplish complex financial and risk management objectives. Such customization can also introduce significant risk factors of a complex character.

As in any financial transaction, you must understand the requirements (including investment restrictions), if any, applicable to you that are established by your regulators or by your Board of Directors or other governing body. You should also consider the tax and accounting implications of entering into any risk management or other transaction. To the extent appropriate in light of the specific transaction and your circumstances, you should consider consulting such advisers as may be appropriate to assist you in understanding the risks involved. If you are acting in the capacity of financial adviser or agent, you must evaluate the foregoing matters in light of the circumstances applicable to your principal.

In entering into any OTC risk management transaction, you should also take into consideration that, unless you and SunTrust have established in writing an express financial advisory or other fiduciary relationship or you and SunTrust have expressly agreed in writing that you will be relying on SunTrust's recommendations as the primary basis for making your trading or investment decisions, SunTrust is acting solely in the capacity of an arm's-length contractual counterparty and not in the capacity of your financial advisor or fiduciary. In addition, SunTrust or its affiliates may from time to time have substantial long or short positions in and may make a market in or otherwise buy or sell instruments identical or economically related to the OTC risk management transaction entered into with you or may have an investment banking or other commercial relationship with the issuer of any security or financial instrument underlying an OTC risk management transaction entered into with you.

THIS BRIEF STATEMENT DOES NOT DISCLOSE ALL OF THE RISKS AND OTHER SIGNIFICANT ASPECTS OF ENTERING INTO OTC RISK MANAGEMENT TRANSACTIONS. YOU SHOULD REFRAIN FROM ENTERING INTO ANY SUCH TRANSACTION UNLESS YOU FULLY UNDERSTAND ALL SUCH RISK AND HAVE INDEPENDENTLY DETERMINED THAT THE TRANSACTION IS APPROPRIATE FOR YOU.

                       SUNTRUST BANK, ATLANTA ("SUNTRUST")
                        ACCREDITED INVESTOR CERTIFICATION


You certify that you are an Accredited Investor. You possess such knowledge and experience in financial and business matters that you or those who advise you (other than SunTrust employees) are capable of evaluating the merits and risks of the prospective investments contemplated under the ISDA Master Agreement.

"Accredited Investor" shall mean any person who comes within any of the following categories:

o Any natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

o Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase, exceeds $1,000,000;

o     Any entity in which all of the equity owners are accredited investors;

o Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by an accredited investor or a sophisticated adviser;

o Any organization described in section 501(c)(3) of the Internal Revenue Code, Corporation, Massachusetts or similar business trust, or Partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

o Any bank, or any savings and loan association or other institution whether acting in its individual or fiduciary capacity;

o Any broker or dealer registered pursuant to the Securities Exchange Act of 1934;

o     Any insurance company;

o Any private business development company as defined in the Investment Advisers Act of 1940;

o Any investment company registered under the Investment Company Act of 1940 or a business development company;

o Any Small Business Investment Company licensed by the U.S. Small Business Administration;

o Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality or a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or

o Any employee benefit plan within the meaning of the Employee Retirement Income Security Act if the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.